EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Names Ferrell P. McClean Director

HOUSTON, TEXAS, December 14, 2005—El Paso Corporation (NYSE:EP) has named Ms. Ferrell P. McClean to its board of directors effective January 1, 2006, bringing the total number of directors to 13. McClean, 59, had a long and successful career in investment banking at JP Morgan Chase from 1969 to 2002. Most recently she held the position of managing director/senior advisor to the head of investment banking for JP Morgan Chase’s Global Oil and Gas Group. Before that, she served as managing director and was a co-head of the Global Energy area of investment banking for JP Morgan from 1991 to 2000. Prior to 1991, she held various positions with JP Morgan.

“We believe Ferrell McClean will be a valuable addition to our board of directors,” said Ronald L. Kuehn, El Paso’s chairman of the board. “Her vast experience in energy-related investment banking as well as her strategic planning capabilities will bring additional depth to our board as we work to build shareholder value.”

McClean is a graduate of Radcliffe College. She is a member of the board of directors of GrafTech International (formerly UCAR International) and is a former director of Unocal Corporation.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Contacts
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Office: (713) 420-5855

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Richard Wheatley, Manager
Office: (713) 420-6828